EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the use of our report dated August 22, 2006 relating to the consolidated financial statements of White Knight Resources Ltd., which appears in each of the Registration Statements on Form S-4 and each related prospectus for U.S. Gold Corporation and US Gold Canadian Acquisition Corporation and the Definitive Proxy Statement on Schedule 14A for U.S. Gold Corporation (collectively, the “SEC Filings”), for the registration of shares of U.S. Gold Common Stock and exchangeable shares of US Gold Canadian Acquisition Corporation. We also consent to the reference to us under the heading “Experts” in such SEC Filings.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Accountants

October 25, 2006